Exhibit 99.7

TIME IS CRITICAL. PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.

ELECTION FORM AND LETTER OF TRANSMITTAL FOR ELECTING STOCKHOLDERS

TO ACCOMPANY CERTIFICATES OF SERIES 1 COMMON STOCK, PAR VALUE $2.00 PER SHARE,

OF SPRINT NEXTEL CORPORATION (“OLD SPRINT”)

This Election Form and Letter of Transmittal for Electing Stockholders may be used to make an election only with respect to certain shares of Old Sprint Series 1 common stock you hold. You may receive additional Election Forms and/or Letters of Transmittal with respect to shares of Old Sprint Series 1 common stock held by you in another manner or in another name or with respect to equity awards you hold (if any). The deadline for submitting election forms (the “Election Deadline”) will occur five business days prior to the effective time of the merger and accordingly has not yet been determined. Starburst II, Inc. (“New Sprint”) will publicly announce the anticipated Election Deadline at least [—] business days prior to the Election Deadline. Election Forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m., New York time, on the date of the Election Deadline.

Your Old Sprint Stock Certificates:

Locate the listed certificates.

Complete the box(es) on the reverse side to make an election to receive, in exchange for a share of Old Sprint Series 1 common stock, (i) $7.30 in cash without interest and subject to applicable withholding (the “Cash Election”), or (ii) one share of New Sprint common stock (the “Stock Election”), both of which are subject to proration, adjustment and certain limitations as set forth in the Merger Agreement (as defined in the Instructions). If no box is checked, your shares of Series 1 common stock of Old Sprint will be deemed to be “Non-Electing Shares”, upon the terms and subject to the conditions of the Merger Agreement.

01MA7C

ELECTION CHOICES

I hereby elect to receive the following as consideration for my shares of Old Sprint Series 1 common stock held in this account or represented by these certificates:

CASH ELECTION ($7.30 in cash without interest)

☐	Mark this box to elect to make a Cash Election with respect to ALL of your Old Sprint shares held in this account or represented by these certificates.
☐	Mark this box to elect to make a Cash Election with respect to the following number of your Old Sprint shares. Please fill in the number of shares for which you would like to make a Cash Election.

STOCK ELECTION (one share of New Sprint common stock)

☐	Mark this box to elect to make a Stock Election with respect to ALL of your Old Sprint shares held in this account or represented by these certificates.
☐	Mark this box to elect to make a Stock Election with respect to the following number of your Old Sprint shares. Please fill in the number of shares for which you would like to make a Stock Election.

You will be deemed to have made “no election” if:

A.	You fail to follow the Instructions to this “Election Form and Letter of Transmittal for Electing Stockholders” or otherwise fail properly to make an election;

B.	A properly completed “Election Form and Letter of Transmittal for Electing Stockholders”, together with your stock certificate(s), confirmation of book-entry transfer or a properly completed Notice of Guaranteed Delivery, is not actually received by the Exchange Agent at or before the Election Deadline; or

C.	You properly and timely revoke a prior election without making a new election.

The cash consideration payable to holders making Cash Elections will be subject to proration if cash consideration is oversubscribed (with the remainder of the consideration payable to such holders being in the form of stock), and the stock consideration payable to holders making Stock Elections will be subject to proration if stock consideration is oversubscribed (with the remainder of the consideration payable to such holders being in the form of cash).

No guarantee can be made that you will receive the amount of cash consideration or stock consideration that you elect. No guarantee can be made as to the value of the consideration received relative to the value of the shares of Old Sprint Series 1 common stock being exchanged. You are encouraged to obtain current market quotations for Old Sprint Series 1 common stock when making your election. Based on assumptions discussed in the proxy statement-prospectus, the implicit per share market value of the New Sprint common stock component of the merger consideration may be viewed as having ranged from $[—] to $[—] between October 10, 2012, the last trading day prior to the publication of news articles relating to a potential transaction between Old Sprint and SoftBank, and [—], 2013, the most recently available trading date prior to printing this Election Form. Subject to such assumptions, the implicit per share market value of the New Sprint common stock during this period was determined by subtracting $4.0464 from the market value of Old Sprint Series 1 common stock during this period, and then dividing the result by 0.4457. Because this range of implicit per share market values for New Sprint common stock is lower than the $7.30 cash component of the merger consideration, and lower than the per share value at which shares of Old Sprint Series 1 common stock have traded during this period, if you elect to receive stock consideration in the merger, you will likely receive consideration having a lower value at the effective time of the merger than if you elect to receive cash consideration in the merger. See the section of the proxy statement - prospectus entitled “Making the Cash/Stock Election - General” for further information.

To be effective, this Election Form and Letter of Transmittal for Electing Stockholders must be properly completed, signed and delivered to the Exchange Agent at one of the addresses listed in the [Instructions][Election and Transmittal Information Booklet], together with your stock certificate(s), confirmation of book-entry transfer or a properly completed Notice of Guaranteed Delivery, by the Election Deadline. No not send your election materials to New Spring, Old Spring or the Information Agent.

SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions [—] and [—].

By signing below, I represent and warrant as follows:

(1) I have full power and authority to surrender the Old Sprint shares represented by the stock certificate(s) surrendered herewith or transferred in book-entry form, or covered by a guarantee of delivery, free and clear of all liens, claims and encumbrances. I will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent to be appropriate or necessary to complete the surrender and exchange of my Old Sprint shares.

(2) I understand that neither surrender nor an election is made in acceptable form until receipt by the Exchange Agent of this Election Form and Letter of Transmittal for Electing Stockholders, duly completed and manually signed, together with any stock certificate(s) representing Old Sprint shares and all accompanying evidences of authority. I agree that all questions as to validity, form and eligibility of any surrender of the Old Sprint shares will be determined by the Exchange Agent.

(3) I understand that, pending completion of the merger, unless the Merger Agreement is terminated or I otherwise properly revoke this election prior to the Election Deadline, any sale or other transfer of the shares of Old Sprint Series 1 common stock subject to this Election Form will require and automatically result in the revocation of this election.

(4) I acknowledge that, until I properly surrender the certificate(s) representing the Old Sprint shares to which this Election Form and Letter of Transmittal for Electing Stockholders relates or properly transfer such Old Sprint shares in bookentry form, I will not receive any consideration issuable or payable in connection with the merger. Delivery of such certificate(s) will be effected, and risk of loss and title to such certificate(s) will pass, only upon proper delivery thereof to the Exchange Agent in the appropriate manner to one of the addresses listed in the Election and Transmittal Information Booklet.

Sign and provide your tax ID number on the IRS Form W-9 provided herein (or the appropriate IRS Form W-8 if you are a non-U.S. stockholder, a copy of which can be obtained at www.irs.gov). See Instruction [—].

Signature of owner	Signature of co-owner, if any
Area Code/Phone Number

SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction [—].

Unless the shares were tendered by the registered holder(s) thereof, or for the account of a member of an Eligible Institution, your signature(s) must be guaranteed by an Eligible Institution

Authorized Signature
Name of Firm

Address of Firm – Please Print